Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-3
(Form Type)

Issuer:
MercadoLibre, Inc.

Guarantors:
MercadoLibre S.R.L.
Mercado Livre Brasil Ltda.
DeRemate.com de México, S. de R.L. de C.V.
MP Agregador, S. de R.L. de C.V.
MercadoLibre Chile Ltda.
MercadoLibre Colombia Ltda.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	5.850% Notes due 2036	Rule 457(r)(1)	$1,000,000,000	97.864%	$978,640,000	0.0001381	$135,150.184
	Total Offering Amounts					$978,640,000		$135,150.184
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$135,150.184

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is $978,640,000.